EXHIBIT 10.56

February 1, 2008

Richard L. Rudolph, M.D.
15118 Blossom Bay Dr.
Houston, TX 77059

Re:  Confirmation of Status Change

Dear Dr. Rudolph:

This letter will confirm that, as of the close of business, February 1, 2008, your employment status will change from full-time to part-time in accordance with the following terms:

Position

You will perform the duties of Special Advisor, Clinical and Medical for Cyberonics (the “Company”) on a part-time basis, working up to forty (40) hours per two-week period (“Part-Time Work”), unless additional hours are mutually agreed upon by the parties.  In this capacity, you will no longer be an officer of the Company.

Base Compensation

In exchange for your efforts in performing the Part-Time Work, you will be paid an hourly rate of $250.00.

Travel Compensation

If you are required to travel in order to perform the Part-Time Work, you will be paid an hourly rate of $125.00.  Also, travel-related expenses will be reimbursed in accordance with Policy No. 9.2, Travel Expense Reimbursement.

Conditional Compensation

You will no longer be eligible to participate in the Cyberonics’ Annual CEO Direct Reports Bonus Plan,  Annual CEO Direct Reports Overachievement Bonus Plan (the “Plans”), or any other Cyberonics bonus plan.  Instead, subject to continued employment, satisfactory performance of your duties in the Company’s sole discretion and successful satisfaction of the stated conditions, you will be eligible to receive the following conditional compensation:

$150,000, payable if the due diligence process associated with Project Twister is completed and a related third party investment and/or purchase is consummated; or

$75,000, payable if the due diligence process associated with Project Twister is completed but no related third party investment and/or purchase is consummated.

Reporting

George Parker will serve as your contact person while you perform the Part-Time Work.  You will be required to maintain and submit records of the hours worked and a description of such work on a bi-weekly basis.  These records will be submitted to Mr. Parker.  A template to be used in submitting the required information will be submitted shortly.

Payment

You will be paid bi-weekly for all wages actually earned based on the reports referenced above on our standard payroll cycle.

Other Documents

It has been mutually agreed by the Company and you that, upon your transition to Part-Time Work, your Employment Agreement dated June 15, 2006 and Severance Agreement dated January 1, 2002 are no longer valid or in effect.   Notwithstanding your transition to Part-Time Work, your Confidentiality Agreement dated August 20, 2001 shall continue in full force and effect.  Also, except as modified herein in order to implement the transition to Part-Time Work, the Offer Letter dated June 8, 2001 remains valid and in effect.

Company Policies

You will be obligated to comply with all Company policies and procedures that are applicable to part-time employees.  However, notwithstanding any Company policy to the contrary, it is agreed that during your Part-Time Work you may concurrently serve as an officer, employee or other service provider for third parties, provided that any such third party is not engaged in the field of neurostimulation.

Designated Insider

As a consequence of the information to which you will have access as an employee in this position, you will continue to be classified as an “Insider.”

Section 409(a)

Subject to the Company determining in its sole discretion that you have satisfactorily performed the Part-Time Work, the Company will reimburse you for the Section 409(a) federal excise tax and interest liability and federal income tax due on such reimbursement relating to the stock options granted to you on August 23, 2001 that failed to comply with Section 409(a).

At-Will Employment

This letter does not expressly or impliedly guarantee employment with Cyberonics for any specific duration.  You or Cyberonics may terminate the employment relationship at will, with or without cause, at any time and for any reason.  This letter is not intended to alter this employment at will relationship in any way.

If the terms and conditions of this offer of Part-Time Work are acceptable to you, please sign and date this letter in the space provided below and fax it back in it entirety to 281-853-2529.  Of course, if you have any questions or comments, please do not hesitate to contact us.

Very Truly Yours,

/s/ Daniel J. Moore
Daniel J. Moore

I hereby agree to the terms and conditions as outlined in this letter.

Signature  /s/ Richard L. Rudolph

Printed Legal Name  Richard L. Rudolph

Date  1 February, 2008